Exhibit 10.9

WYNDHAM HOTELS & RESORTS, INC.
SAVINGS RESTORATION PLAN

WYNDHAM HOTELS & RESORTS, INC.
SAVINGS RESTORATION PLAN

Article I - Sponsorship and Purpose of Plan

1.1                               Sponsorship. Wyndham Hotels & Resorts Inc., a corporation organized under the laws of the State of Delaware, sponsors the Wyndham Hotels & Resorts Inc. Savings Restoration Plan, a non-qualified deferred compensation plan for the benefit of Participants and Beneficiaries (as defined herein).

1.2                               Purpose of Plan. The Plan is established and maintained for the purpose of enabling a select group of management or highly compensated employees of the Employer (as defined herein) to enhance their retirement security by permitting the deferral of compensation in excess of certain limitations on contributions imposed by the Code (as defined herein) on the Wyndham Hotels & Resorts Inc. Employee Savings Plan. The Plan is also intended to comply with the American Jobs Creation Act of 2004 and Code Section 409A and shall be interpreted accordingly.

Article II - Definitions

Wherever used in the Plan, the following terms when capitalized shall have the meanings set forth in this Article II, unless otherwise required by the context.

2.1                               Account shall mean the book entries maintained by the Employer or its designee on behalf of each Participant reflecting Deferral Contributions that have been made and adjusted to reflect Earnings; provided, however, that the existence of such Account shall not be deemed to vest in any Participant any right, title or interest in or to any specific assets of the Employer.

2.2                               Beneficiary shall mean the person(s) or entity designated by the Participant in accordance with the provisions of Article VIII to receive benefits under the Plan as a result of a Participant’s death.

2.3                               Board shall mean the Board of Directors of the Sponsor.

2.4                               Code shall mean the Internal Revenue Code of 1986, as amended, including regulations thereunder.

2.5                               Code Section 409A means Section 409A of Code and the regulations and guidance promulgated thereunder.

2.6                               Committee shall mean Compensation Committee of the Board; provided, that the Committee may designate certain administrative functions to the Sponsor’s Employee Benefits Committee.

2.7                               Compensation shall have the meaning set forth under the Qualified Plan and also shall include any payments under the Global Annual Incentive Plan to the extent determined by the Committee from time to time in its sole discretion, but without regard to the limitations provided under Code Section 401(a)(17).

2.8                               Deferral Contribution shall mean the amount allocated to a Participant’s Account for any Plan Year pursuant to Section 4.1 hereof.

2.9                               Earnings shall mean the amount determined in accordance with Article V hereof by which the value of a Participant’s Account is adjusted.

2.10                        Effective Date shall mean the date on which Wyndham Worldwide Corporation distributes Wyndham Hotels & Resorts Inc. common stock by way of a pro rata dividend to Wyndham stockholders.

2.11                        Eligible Employee shall mean, with respect to any Plan Year, any employee of the Employer who is (i) selected for participation by the Committee based upon eligibility criteria that it shall establish from time to time in its sole discretion, (ii) a Management or Highly Compensated Employee (within the meaning of ERISA) and (iii) eligible for participation in the Qualified Plan.

2.12                        Employer shall mean the Sponsor and its successors and assigns and any subsidiary or affiliate of the Employer that adopts the Plan with the approval of the Board.

2.13                        Enrollment Agreement shall mean the agreement, in a form acceptable to the Committee (including the use of a Voice Response System), by which an Eligible Employee may enroll as a Participant, and which will document the Participant’s elections under this Plan, including a Participant’s Deferral Contribution election, Investment Fund selection, Beneficiary designation and form of distribution.

2.14                        ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.15                        Investment Fund shall mean one or more investment vehicles in which amounts allocated to a Participant’s Account shall be deemed to have been invested and which shall be used to determine Earnings in accordance with Article V.

2.16                        Participant shall mean any Eligible Employee who has enrolled in the Plan upon the execution of an Enrollment Agreement, or any former Eligible Employee or Beneficiary for whom an Account is maintained.

2.17                        Plan shall mean this Wyndham Hotels & Resorts Inc. Savings Restoration Plan.

2.18                        Plan Year shall mean the twelve (12)-consecutive month period ending each December 31.

2.19                        Qualified Plan shall mean the Wyndham Hotels & Resorts Inc. Employee Savings Plan, as amended and restated from time to time.

2.20                        Sponsor shall mean Wyndham Hotels & Resorts Inc.

2.21                        Separation from Service means a Participant’s death, retirement or other termination of employment with the Employer and all of its affiliates (as determined in accordance with Treasury Regulation Section 1.409A-1(h)(1)). For this purpose, (a) the employment relationship shall be treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government), except that if the period of such leave exceeds six (6) months and the Participant’s right to reemployment is not provided for by statute or contract, then the employment relationship shall be deemed to have terminated on the first day immediately following such six (6)-month period; and (b) “Disability” or “Disabled” means (i) the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer. Notwithstanding the foregoing, a Participant shall be deemed Disabled if he or she is determined to be totally disabled by the Social Security Administration. The Committee shall determine whether or not a Participant is Disabled based on such evidence as the Committee deems necessary or advisable.

2.22                        Valuation Date shall mean the last day of each Plan Year and any other date upon which the value of a Participant’s Account is determinable from the custodial records.

Article III - Enrollment and Participation

3.1                               Enrollment. An individual who is an Eligible Employee may enroll in the Plan and become a Participant by completing an Enrollment Agreement.

3.2                               Continuation of Participation. A Participant shall continue to remain a Participant as long as he or she is entitled to benefits under the Plan.

3.3                               Inactive Participants. In the event a Participant is no longer an Eligible Employee, such Participant shall become an inactive Participant, retaining all the rights described herein, except the right to make any future Deferral Contributions.

Article IV - Deferral Contributions

4.1                               Deferral Contribution. For each Plan Year, a Participant may elect to defer up to ten percent (10%) of the Compensation payable to such Participant. Such election to defer shall be reflected in the Enrollment Agreement in effect for the Participant or in such other manner acceptable to the Committee. A Participant’s Deferral Contribution shall not be made available to such Participant, except as provided in Article VII hereof, but instead shall be allocated to the Participant’s Account as soon as administratively feasible following the date on which such Compensation would otherwise have been paid to the Participant.

4.2                               Application of Deferral Contribution Election. The amount of a Participant’s Deferral Contribution election shall be effective for compensation payable in the Plan Year following the execution of the Enrollment Agreement. Such election shall continue to remain in effect for all future Plan Years until a new election has been made.  Except as provided in Section 7.3 hereof, a

Participant’s election may not be changed during the Plan Year. Any change to the amount of a Participant’s Deferral Contribution election shall be effective for Compensation payable in the Plan Year following the Plan Year during which such new election has been made. Notwithstanding any other provision herein, any Compensation deferred pursuant to a Participant’s Deferral Contribution election shall be for Compensation that relates solely to services performed after the Enrollment Agreement is filed.

4.3                               Prior Deferred Amounts. The Sponsor has assumed deferred compensation obligations (“Assumed Amounts”) of certain Participants who were participants of the Wyndham Worldwide Corporation Savings Restoration Plan (the “Wyndham Plan”). Assumed Amounts have become obligations of the Sponsor hereunder and have been credited to the Accounts of applicable participants hereunder. Assumed Amounts credited to Accounts hereunder shall remain subject to the same terms and conditions as were applicable to such amounts under the terms of the Wyndham Plan and any applicable Participant election; provided, that the Plan Administrator hereunder may prescribe rules and regulations governing the Assumed Amounts, including the ability of Participants to revise the investment vehicles in which the Assumed Amounts are deemed to be invested.

Article V - Earnings

5.1                               Investment Direction. Each Participant has the right to select, subject to the approval of the Committee, the Investment Fund in which the Deferral Contributions and any related Earnings will be deemed to have been invested as of the date such amounts have been allocated to the Participant’s Account. Any selection made by the Participant shall be reflected on the Enrollment Agreement or in such other manner acceptable to the Committee. The Committee, in its sole discretion, may allow, limit or prohibit changes by a Participant to his or her selected Investment Funds. Neither the Employer nor the Committee is liable for any loss resulting from the Investment Fund vehicles offered for investment of a Participant’s Account nor from a Participant’s direction of the investment of any part of his or her Account. Any Participant election may be subject to the approval of any trustee of any trust holding Deferred Contributions.

5.2                               Calculation of Earnings and Losses. As of each Valuation Date, earnings or losses will be credited to each Participant’s Account for the period beginning with the previous Valuation Date and ending with the current Valuation Date. Earnings and losses shall be based on rate of return (including a negative return) determined by the performance of the Investment Fund.

Article VI - Vesting

6.1                               Vesting. A Participant’s Deferral Contributions and any related Earnings shall at all times be fully vested.

Article VII - Distribution and Form of Benefits

7.1                               Timing of Distribution. Except as provided in Section 7.3 hereof, amounts credited to a Participant’s Account shall be distributed to the Participant or Beneficiary within sixty (60) days following the later to occur of the close of the Plan Year during which the Participant has incurred a Termination of Employment and the date which is seven (7) months following the Participant’s Termination of Employment.

7.2                               Form of Benefit. Amounts distributable pursuant to Section 7.1 hereof will be paid in either of the following forms: (i) in one lump sum or (ii) in installments payable for a term not to exceed five years. Such election shall be made in such Participant’s Enrollment Agreement at the time of such Participant’s initial participation in the Plan.

7.3                               Unforeseeable Emergency Distribution. Notwithstanding Section 7.1, in the event a Participant (or a former Participant who is then receiving a distribution of his or her Accounts pursuant to the installment method under Section 7.2) suffers an Unforeseeable Emergency (as defined under Code Section 409A), the Company shall distribute to such Participant as a hardship benefit all or any portion of the Participant’s Accounts, but only such amount necessary to satisfy the Unforeseeable Emergency, net of tax withstanding (such distribution, an “Unforeseeable Emergency Distribution”).  An Unforeseeable Emergency Distribution shall be distributed at such times as the Committee shall determine, and the Participant’s Accounts shall be reduced by the amount so distributed. The Committee shall make the decision of whether or not, and to what extent, an Unforeseeable Emergency Distribution is payable to the Participant, based on the facts and circumstances of the case. The Committee’s decision as to whether or not an Unforeseeable Emergency Distribution is payable, and to what extent it is payable, shall be final, conclusive and binding on all persons. Notwithstanding any other provision herein, no distribution from the Plan shall be permitted in the event of an Unforeseeable Emergency if the financial need can be satisfied through reimbursement from insurance, liquidation of the Participant’s assets (if possible) or cessation of deferrals under the Plan, all in accordance with Code Section 409A.

7.4                               Change of Control. Subject to Section 7.5, as soon as practicable following, and in any event within sixty (60) days of, a Change of Control, each Participant shall be paid his or her entire Account balance in a single lump sum payment. Change of Control shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-3(i)(5) or any successor regulation which may be promulgated under Code Section 409A from time to time.

7.5                               Income Inclusion Under Code Section 409A.

7.5.1 Section 409A. Although the Employer does not guarantee to the Participant any particular tax treatment relating to the payments under the Plan, it is intended that such payments be exempt from, or comply with, Code Section 409A, and the Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

7.5.2 Installments. If, under the Plan, an amount is to be paid in two (2) or more installments, each installment shall be treated as a separate payment for purposes of Code Section 409A.

7.5.3 Separation From Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a Separation from Service.

7.5.4 Payment Period. Whenever a payment under the Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within forty (40) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

7.5.5. Compliance. Notwithstanding anything herein to the contrary, in no event whatsoever shall the Employer be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.

Article VIII - Beneficiary Designation

8.1                               Designation. Upon enrollment in the Plan, each Participant shall file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change his or her Beneficiary designation without the consent of any prior Beneficiary by filing a new such designation with the Committee on a form designated by the Committee for such purpose. The most recent such designation received by the Committee shall be controlling and shall be effective upon receipt and acceptance by the Committee; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death.

8.2                               Failure to Designate Beneficiary. If no such Beneficiary designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with law, the Participant’s estate shall be deemed to have been designated as the Beneficiary and shall receive the payment of the amount, if any, payable under the Plan upon the Participant’s death. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the obligations of the Employer under the Plan. Any payment made pursuant to this Section 8.2 to a Participant’s estate shall be made within sixty (60) days of the Participant’s death.

8.3                               Payment to Representatives. If the Committee determines that a Participant or Beneficiary is legally incapable of giving valid receipt and discharge for the payment due from this Plan, such amounts shall be paid to a duly appointed and acting guardian, if any. If no such guardian is appointed and acting, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction on behalf of the Participant or Beneficiary and such payment shall be a complete discharge of the obligations of the Employer under the Plan. Any payment made pursuant to this Section 8.3 to a guardian shall be made within sixty (60) days of the Participant’s death.

Article IX - Plan Administration

9.1                               Powers and Duties of Administrative Committee. The Committee shall have absolute discretion with respect to the operation, interpretation and administration of the Plan. The Committee’s powers and duties shall include, but not be limited to:

a)                                     Establishing Accounts for Participants;

b)                                     Determining eligibility for, and amount of, distributions from the Plan;

c)                                      Adopting, interpreting, altering, amending or revoking rules and regulations necessary to administer the Plan;

d)                                     Delegating ministerial duties and employing outside professionals as may be required; and

e)                                      Entering into agreements or taking such other actions on behalf of the Employer as are necessary to implement the Plan.

In the event a member of the Committee is also a Participant, such member shall not be entitled to make any decision with respect to his or her own participation in, and benefits under, the Plan. Any action of the Committee may be taken by a vote or written consent of the majority of the Committee members entitled to act. Any Committee member shall be entitled to represent the Committee, including the signing of any certificate or other written direction, with regard to any action approved by the Committee.

9.2                               Expenses. All expenses, including, but not limited to any investment fees, administrative fees and income taxes, incurred with respect to the Plan shall be paid by the Employer.

9.3                               Claims Procedure. In the event a claim by a Participant relating to the amount of any distribution is denied, such person will be given written notice by the Committee of such denial, which notice shall set forth the reason for denial.  The Participant may, within sixty (60) days after receiving the notice, request a review of such denial by filing notice in writing with the Committee. The Committee, in its discretion, may request a meeting with the Participant to clarify any matters it deems pertinent. The Committee will render a written decision within sixty (60) days after receipt of such request, stating the reason for its decision. If the Committee is unable to respond within sixty (60) days, an additional sixty (60) days may be taken by the Committee to respond. The Participant will be notified if the additional time is necessary by the end of the initial sixty (60)-day period. The determination of the Committee as to any disputed questions or issues arising under the Plan and all interpretations, determinations and decisions of the Committee with respect to any claim hereunder shall be final, conclusive and binding upon all persons.

Article X - Amendment and Termination

10.1                        Amendment. Subject to Code Section 409A and Section 10.3, the Sponsor, in its sole discretion, by action of its Board or other governing body charged with the management of the Sponsor, or its designee, may amend the Plan, in whole or in part, at any time.

10.2                        Termination. Subject to Code Section 409A and Section 10.3, the Sponsor, by action of its Board or such other governing body charged with the management of the Sponsor, or its designee, may terminate this Plan at any time. Upon termination of the Plan, all future Deferral Contributions hereof will be suspended. However, earnings will continue to be credited in accordance with Article V until such time that a complete distribution has been made. Upon such Plan termination, distributions from the Plan will be made in accordance with Article VII as if no such termination had occurred.

10.3                        Protection of Benefit. No amendment or termination of this Plan shall reduce the rights of any Participant with respect to amounts allocated to a Participant’s Account prior to the date of such amendment or termination without the Participant’s express written consent.

Article XI - Miscellaneous

11.1                        Tax Withholding. The Employer shall have the right to deduct an amount sufficient in the opinion of the Employer to satisfy all federal, state and other governmental tax withholding requirements relating to any distribution from the Plan.

11.2                        Offset to Benefits. Amounts payable to the Participant under the Plan may be offset by any reasonable monetary claims the Employer has against the Participant.

11.3                        Inalienability. Except as provided in Section 11.2 hereof, a Participant’s right to payments under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant. In no event shall the Employer make any payment under this Plan to any person or entity other than the Participant or Beneficiary, unless required by law.

11.4                        Employment. The adoption and maintenance of this Plan does not constitute a contract between the Employer and any Participant and is not consideration for the employment of any person. Nothing contained herein gives any Participant the right to be retained in the employ of the Employer or derogates from the right of the Employer to discharge any Participant at any time and for any reason without regard to the effect of such discharge upon his or her rights as a Participant in the Plan.

11.5                        Indemnity of Committee. The Employer indemnifies and holds harmless the Committee and its designees from and against any and all losses resulting from any liability to which the Committee may be subjected by reason of any act or conduct (except willful misconduct or gross negligence) in its official capacity in the administration of this Plan, including all costs and expenses reasonably incurred in its defense, in case the Employer fails to provide such defense.

11.6                        Liability. No member of the Board, the Committee, or management of the Employer shall he liable to any person for any action taken under the Plan.

11.7                        Rules of Construction.

(a)                                 Governing Law. The construction and operation of this Plan are governed by the laws of the State of Delaware, except to the extent superseded by federal law.

(b)                                 Headings. The headings of articles, sections and subsections are for reference only and are not to be utilized in construing the Plan.

(c)                                  Gender. Unless clearly inappropriate, all pronouns of whatever gender refer indifferently to persons or objects of any gender.

(d)                                 Singular and Plural. Unless clearly inappropriate, singular terms refer also to the plural number and vice versa.

(e)                                  Severability. If any provision of this Plan is held illegal or invalid for any reason, the remaining provisions are to remain in full force and effect and to be reformed, construed and enforced in accordance with the purposes of the Plan as if the illegal or invalid provision did not exist.

Article XII - Funding

12.1                        Unfunded Plan. This Plan is intended to be unfunded for tax purposes and all distributions hereunder shall be made out of the general assets of the Employer. No Participant or Beneficiary shall have any right, title, interest, or claim in or to any assets of the Employer other than as an unsecured creditor. The Plan constitutes only an unsecured commitment by the Employer to pay benefits to the extent, and subject to the limitations, provided for herein. Although this Plan constitutes an “employee benefit plan” within the meaning of Section 3(3) of ERISA, it is intended to cover only a select group of management or highly compensated employees pursuant to Sections 201, 301 and 401 of ERISA.

12.2                        Trust. Notwithstanding the foregoing, the Employer shall contribute to an irrevocable grantor trust amounts allocated to a Participant’s Account under Article IV and Article V hereof. The assets of such trust shall be available to the creditors of the Employer in the event of bankruptcy or insolvency. To the extent of the trust assets, amounts due under the Plan shall be payable first from such trust to Plan Participants before any claim is made against the Employer. The Committee may provide direction to the trustee or custodian on behalf of the Employer as it deems necessary to provide for the proper distribution of benefits from the trust.